GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3783
Dated April 9, 2002	Dated September 18, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: September 18, 2002

Settlement Date (Original Issue Date): September 24, 2002

Maturity Date: September 15, 2009

Principal Amount (in Specified Currency): US$1,250,000,000

Price to Public (Issue Price): 99.842%

Agent's Discount or Commission: 0.375%

Net Proceeds to Issuer: US$ 1,243,337,500

Interest Rate Per Annum: 4.625%

Interest Payment Date(s):

X March 15th and September 15th of each year commencing March 15, 2003 (with respect to the period from and including September 24, 2002 to but excluding March 15, 2003) and ending on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GZH0

ISIN No.: US36962GZH00

Common Code: 015532874

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3783
Dated September 18, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Recent Events.

On July 26, 2002, General Electric Company ("GE") announced organizational changes that will result in the businesses that comprise GE Capital Services becoming four separate businesses, effective August 1, 2002: GE Commercial Finance, GE Insurance, GE Consumer Finance and GE Equipment Management. Each of these businesses will report directly to Jeff Immelt, Chairman and Chief Executive Officer of GE and GE Vice Chariman, Dennis Dammerman. GE Capital Services and GE Capital Corporation will remain legal entities and continue as the major borrowers of funds necessary to support all of GEs financial services activities.

(Fixed Rate)
Page 3
Pricing Supplement No. 3783
Dated September 18, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At June 29, 2002 the Company had outstanding indebtedness totaling $249.497 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 29, 2002 excluding subordinated notes payable after one year was equal to $248.614 billion.
		Year Ended December 31,			Six Months ended June 29, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.61

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.842% of the aggregate principal amount less an underwriting discount equal to 0.375% of the principal amount of the Notes.

Institution J.P. Morgan Securities Inc.	Commitment $406,250,000
Lehman Brothers Inc.	$406,250,000
Merrill Lynch, Pierce,Fenner and Smith Incorporated	$312,500,000
Barclays Capital Inc.	$ 25,000,000
Blaylock & Partners, L.P.	$ 25,000,000
Guzman & Company	$ 25,000,000
Ormes Capital Markets, Inc.	$ 25,000,000
Utendahl Capital Partners, L.P.	$ 25,000,000

Total	$1,250,000,000

J. P. Morgan Securities Inc.will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.